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                                                              Exhibit 5(b) and 8

                       [LETTERHEAD OF THELEN REID & PRIEST LLP]


                                  September 10, 1998


The Washington Water Power Company
1411 East Mission Avenue
Spokane, Washington 99202


Ladies and Gentlemen:

     We are acting as counsel to The Washington Water Power Company (the "Company") in connection with the proposed offering by the Company of up to 2,000,000 shares of its Common Stock, no par value (the "Common Stock"), pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"), as contemplated by the registration statement on Form S-3 proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof under the Securities Act of 1933, as amended, said registration statement, as it may be amended, being hereinafter called the "Registration Statement".

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) a Certificate of Existence/Authorization issued by the Secretary of State of the State of Washington and (iii) the Company's Restated Articles of Incorporation. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion.

     We are of the opinion that no approval, authorization consent or other order of, or filing with, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, or the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, or the Investment Company Act of 1940, as amended, is required for the legal issuance by the Company of the shares of Common Stock as contemplated in the Registration Statement or in order for such shares of Common Stock to be fully paid and non-assessable.

     We are further of the opinion that the information contained in the Registration Statement under "The Plan-Federal Income Tax Consequences of Participation in the Plan" constitutes an accurate description, in general terms, of the indicated federal income tax consequences to the holders of the Company's Common Stock of participation in the Plan.

     The opinions expressed herein are limited to the federal law of the United States. To the extent that such opinions relate to or are dependent upon matters governed by the laws of the State of Washington, we have assumed the legal conclusions set forth in the opinion of Paine, Hamblen, Coffin, Brooke & Miller LLP, which is being filed as Exhibit 5(a) to the Registration Statement.


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     We hereby consent to the filing of this opinion as Exhibit 5(b) and 8 to the Registration Statement and to the references to our firm in the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.




                                   Very truly yours,

                                   /s/ THELEN REID & PRIEST LLP
                                   THELEN REID & PRIEST LLP


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